Exhibit 99.1
FOR IMMEDIATE RELEASE
Monday, May 4, 2009
7:00 A.M. CDT
NEWSPAPER PUBLISHER A. H. BELO CORPORATION REPORTS
FIRST QUARTER 2009 FINANCIAL RESULTS
     DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) reported first quarter 2009 revenues of $128.5 million and a first quarter net loss of $103.1 million or $5.03 per share. Excluding special charges, the first quarter net loss was $18.1 million or $0.91 per share. First quarter results include $80.9 million or $3.93 per share in non-cash goodwill impairment at The Providence Journal and a charge of $4.0 million or $0.19 per share related to a reduction-in-force and related costs announced in January. The reduction-in-force is part of the Company’s ongoing expense reduction initiatives. A. H. Belo’s reduction-in-force impacted approximately 500 employees and will save approximately $27 million in salaries and benefits annually.
     The Company had ($9.1) million in consolidated EBITDA and ($2.3) million in newspaper EBITDA for the first quarter. The aggregate newspaper EBITDA margin was (1.8) percent. Excluding the charge for the reduction-in-force and related costs, newspaper EBITDA was $1.3 million and the margin was 1.0 percent. EBITDA margins in the first quarter were highest at The Providence Journal, followed by The Dallas Morning News.
     The Company’s borrowings were $12.7 million as of March 31, 2009 and the Company was in compliance with its bank covenants at the end of the first quarter.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “A. H. Belo continues to face significant revenue challenges in 2009. Lower advertising revenues require us to continue to focus on expense reductions and operational realignment. These efforts resulted in significantly lower expenses in the first quarter, approximately $21.5 million below the first quarter of 2008 excluding the non-cash
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A. H. Belo First Quarter Financial Results
May 4, 2009
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goodwill impairment charge of $80.9 million. We are extremely proud of the work done to adjust our cost base by A. H. Belo’s operating units, corporate leadership and all of our employees.”
First Quarter Highlights
     Total revenue decreased 19.8 percent in the first quarter versus the prior year.
     Advertising revenue, including print and Internet revenue, was down 28.2 percent, primarily due to declines in classified revenues in all AHC markets. AHC’s Internet revenues accounted for 7.2 percent of total revenues in the quarter. Internet revenues were $9.3 million, 24 percent below the same period last year.
     The Company continues to focus on editorial quality and value-added circulation for its advertisers. In the first quarter, circulation revenue rose 9 percent primarily due to increased prices for single copy and home delivery in Dallas and Providence.
     Including the $4.0 million cost of the reduction-in-force and excluding the non-cash goodwill impairment charge of $80.9 million, total consolidated operating expenses in the first quarter were $150.5 million, a 12.5 percent decrease from the same period last year. This decrease reflects reductions in almost all expense categories. Newsprint expense decreased approximately $2.2 million in the first quarter due to lower prices and volumes.
     The non-cash goodwill impairment charge at The Providence Journal was determined through an update to the annual impairment testing of goodwill and other intangible assets using the methodology prescribed by Statement of Financial Accounting Standards No. 142. The $80.9 million impairment charge is a non-cash charge to earnings and, as such, will not affect A. H. Belo’s liquidity, cash flows from operating activities, debt covenants, or have any impact on future operations.
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A. H. Belo First Quarter Financial Results
May 4, 2009
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     Corporate and non-operating expenses declined by $5.8 million in the first quarter versus the prior year, primarily due to lower outside services resulting from allocating more Belo Technologies costs directly to the operating units to better reflect usage of services.
Non-GAAP Financial Measures
     Reconciliations of consolidated and newspaper EBITDA to net loss are included as exhibits to this release.
Financial Results Conference Call
     AHC will conduct a conference call today at 1:30 p.m. CDT to discuss financial results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-877-777-1973 (USA) or 1-651-291-0900 (International). A replay line will be available at 1-800-475-6701 (USA) or 1-320-365-3844 (International) from 3:30 p.m. CDT on May 4 until 11:59 p.m. CDT on May 11, 2009. The access code for the replay is 996489.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published
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A. H. Belo First Quarter Financial Results
May 4, 2009
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daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, senior vice president/Chief Financial Officer, at 214-977-2248.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts	2009	2008
	(unaudited)	(unaudited)

Net operating revenues
Advertising	$89,331	$124,423
Circulation	31,714	29,105
Other	7,449	6,659

Total net operating revenues	128,494	160,187

Operating Costs and Expenses
Salaries, wages and employee benefits	62,894	74,265
Other production, distribution and operating costs	55,867	60,966
Newsprint, ink and other supplies	19,618	22,969
Goodwill Impairment	80,940	—
Depreciation	10,536	12,241
Amortization	1,624	1,625

Total operating costs and expenses	231,479	172,066

Loss from operations	(102,985)	(11,879)

Other income and expense
Interest expense	(300)	(3,066)
Other income, net	822	957

Total other income (expense)	522	(2,109)

Earnings
Loss before income taxes	(102,463)	(13,988)
Income tax expense (benefit)	605	(5,270)

Net Loss	$(103,068)	$(8,718)

Net loss per share
Basic and Diluted	$(5.03)	$(.43)

Average shares outstanding
Basic and Diluted	20,506	20,473

Cash dividends declared per share	$—	$0.250

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
In thousands	2009	2008
	(unaudited)

Assets
Current assets
Cash and temporary cash investments	$6,809	$9,934
Accounts receivable, net	56,969	77,383
Other current assets	34,881	37,400

Total current assets	98,659	124,717

Property, plant and equipment, net	253,800	263,744
Intangible assets, net	56,884	139,449
Other assets	38,379	29,768

Total assets	$447,722	$557,678

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$12,650	$10,000
Accounts payable	19,666	32,950
Accrued expenses	37,793	42,834
Other current liabilities	30,763	29,358

Total current liabilities	100,872	115,142

Deferred income taxes	15,143	6,620
Other liabilities	25,853	27,264
Total shareholders’ equity	305,854	408,652

Total liabilities and shareholders’ equity	$447,722	$557,678

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2009	2008

Consolidated EBITDA (1)	$(9,063)	$2,944
Goodwill impairment	(80,940)	—
Depreciation and Amortization	(12,160)	(13,866)
Interest Expense	(300)	(3,066)
Income Tax (Expense) Benefit	(605)	5,270

Net Loss	$(103,068)	$(8,718)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2009	2008

Newspaper EBITDA (1)	$(2,321)	$14,429
Corporate & Non-Operating Company Expenses	(7,564)	(12,442)
Other income, net	822	957
Goodwill impairment	(80,940)	—
Depreciation and Amortization	(12,160)	(13,866)
Interest Expense	(300)	(3,066)
Income Tax (Expense) Benefit	(605)	5,270

Net Loss	$(103,068)	$(8,718)

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, goodwill impairment, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, goodwill impairment, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.